                                                                    Exhibit 99.1
                                                                    ------------

Parker Reports Annual Sales Up 11 Percent, Earnings Affected by U.S. Industrial Slump

CLEVELAND, July 30, 2001 -- As the manufacturing recession continues, Parker Hannifin Corporation (NYSE: PH - news) today said the fourth quarter, which usually is a strong one, weighed on the company's full-year results. Quarterly net income excluding costs associated with operating realignments and other corporate accruals was $66.8 million, or 57 cents per diluted share, compared with last year's fourth-quarter income of $113 million, or 99 cents per diluted share. For the full year, the company earned $340.8 million, or $2.96 per diluted share, compared with $368.2 million, or $3.31 per diluted share, in the prior year. The current-year results reflect a net benefit of five cents per diluted share from non-recurring items, including a gain on the sale of real estate, offset by the previously noted operating-realignment actions and accruals; and the early retirement of debt. These results also reflect higher interest expense and nearly 4 million additional shares outstanding issued for acquisitions.

Acquisitions contributed much of the increase in annual revenues, which reached $5.98 billion, up 11 percent from last year's sales record. "The acquisitions we've made bring tremendous potential, not only contributing to the top line, but strategically and operationally," said Parker CEO Don Washkewicz.

Noting that American industry is experiencing its first major setback since the early 90s, Washkewicz said, "We've had to be fast and decisive in our response to this downturn. Our manufacturing facilities were quick to adjust to depressed market conditions, by consolidating operations, accelerating acquisition integration and implementing spending cuts in all areas. These immediate moves are painful and costly, but the flexibility to align ourselves with demand keeps us strong and focused."

Operating Results & Supply Chain Initiatives

For the quarter and the year, Parker Aerospace led the company's operating performance with higher income and margins attributed to operating realignments and lean initiatives made throughout the business during fiscal year 2000, when its major markets were down. Operating income in the Aerospace segment was up more than 20 percent for the year, with an annual operating margin of 18.2 percent.

Conditions and comparisons were tougher for both the company's North American and International industrial markets, particularly in the fourth quarter. In the International Industrial business, operating income without operating realignment costs was 17.3-percent lower in the quarterly comparison, but 5.5-percent higher annually, at a 7.7-percent return on sales. Quarterly operating income without realignment items in the North American Industrial business was down 57.5 percent, while the annual income comparison was 11.4-percent lower. For the year, the North American Industrial margin was 11.4 percent.

The company noted that with this report, further detail is provided with the addition of an "Other" segment, which includes businesses outside of the Industrial and Aerospace segments.
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This new classification includes the company's climate controls and Astron businesses, for which combined annual revenue is $556.8 million.

Operating income without realignment items for this segment was down 16.7 percent for the quarter and 9.3 percent for the year, with an annual return on sales of 7.7 percent.

"Beyond actions we've taken for the current climate, we're also taking aggressive steps across our supply chain to improve operating margins for the long term," said Washkewicz. "Specifically, we're securing company-wide procurement contracts. We are expanding lean initiatives worldwide; implementing those that have proven so effective at Aerospace everywhere else in the company. The fastest-paying rewards are in customer service, inventory management and better asset utilization."

"And we continue to build on our greatest growth assets -- our people, our products and our ability to provide engineered systems and solutions that yield greater returns for us and our customers."

Outlook

The company noted it remains cautious in its outlook for the next quarter and the fiscal year. Going forward, with its early adoption of FAS 142 provisions, the company will not amortize goodwill, accounting for 44 cents in the new fiscal year. After this effect, Parker said it expects first-quarter earnings to be between 50 and 65 cents per share, and, with the beginnings of an economic recovery anticipated in the second half, fiscal year 2002 earnings are expected to range from $2.90 to $3.35 per share.

In addition to providing earnings estimates, Parker advises shareholders to note order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company's investor information web site, at www.phstock.com.

With annual sales of $6 billion, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 45,000 people in 46 countries around the world. For more information, visit the company's web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the company's future performance and earnings projections may differ materially from current expectations, depending on economic conditions in North American industrial markets and the company's ability to achieve anticipated benefits associated with announced inventory reductions and restructuring and acquisition-integration activities. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. In each quarterly earnings report, the company intends to provide a range stating expected earnings per share for the succeeding quarter and full fiscal year, reflecting these ranges as estimates of diluted earnings per share before unusual items. The company makes these statements as of the date of this disclosure, and while it undertakes no obligation to update them, reserves the right to update its earnings projections for any reason during the quarter, including the occurrence of material events.

                  PARKER HANNIFIN CORPORATION - JUNE 30, 2001
                       CONSOLIDATED STATEMENT OF INCOME
                (Dollars in thousands except per share amounts)

                            Three Months Ended           Year Ended
                                 June 30,                  June 30,
                          2001          2000          2001          2000
Net sales                $1,484,796    $1,488,702    $5,979,604    $5,385,618
Cost of sales             1,195,520     1,143,041     4,728,156     4,186,850
Gross profit                289,276       345,661     1,251,448     1,198,768
Selling, general and
 administrative
 expenses                   188,346       156,347       679,963       575,906
Other income
(deductions):
  Interest expense          (19,344)      (16,041)      (90,362)      (59,183)
  Interest and other
   income, net               (5,062)         (796)       52,473        (1,492)
                            (24,406)      (16,837)      (37,889)      (60,675)
Income before income
 taxes                       76,524       172,477       533,596       562,187
Income taxes                 27,166        59,505       189,426       193,955
Income before
 extraordinary item          49,358       112,972       344,170       368,232
Extraordinary item -
 extinguishment of
 debt                                      (3,378)
Net income               $   49,358    $  112,972    $  340,792    $  368,232

Earnings per share:
  Basic earnings per
   share before

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   extraordinary item            $.43        $1.00          $3.01        $3.34
  Extraordinary item
   - extinguishment
   of debt                          -            -           (.03)           -
  Basic earnings per
   share                         $.43        $1.00          $2.98        $3.34
  Diluted earnings
   per share before
   extraordinary item            $.42        $ .99          $2.99        $3.31
  Extraordinary item
   - extinguishment
   of debt                          -            -           (.03)           -
  Diluted earnings
   per share                     $.42        $ .99          $2.96        $3.31

Average shares
 outstanding during
 period - Basic           114,843,825  113,691,025    114,304,977  110,330,711
Average shares
 outstanding during
 period - Diluted         115,615,197  114,481,201    115,064,447  111,244,632

Cash dividends per
 common share                    $.18        $ .17          $ .70        $ .68

                   BUSINESS SEGMENT INFORMATION BY INDUSTRY
                            (Dollars in thousands)

                                  Three Months Ended            Year Ended
                                       June 30,                  June 30,
                                   2001         2000        2001         2000
    Net sales
      Industrial:
        North America           $  691,119   $  716,886  $2,941,697   $2,486,372
        International              311,117      316,933   1,275,516    1,175,880
      Aerospace                    323,365      297,218   1,205,624    1,138,328
      Other                        159,195      157,665     556,767      585,038
    Total                       $1,484,796   $1,488,702  $5,979,604   $5,385,618

    Segment operating income
      Industrial:
        North America           $   37,990   $  116,100  $  322,786   $  379,251
        International               14,755       22,086      92,561       84,317
      Aerospace                     60,988       54,597     218,851      175,710
      Other                         10,988       14,446      41,451       47,084
    Total segment operating
    income                      $  124,721   $  207,229  $  675,649   $  686,362
    Corporate general and
     administrative expenses        29,970       16,075      85,738       58,210
    Income from operations
     before interest
     expense and other              94,751      191,154     589,911      628,152
    Interest expense                19,344       16,041      90,362       59,183
    Other                           (1,117)       2,636     (34,047)       6,782
    Income before income taxes  $   76,524   $  172,477  $  533,596   $  562,187

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                          CONSOLIDATED BALANCE SHEET
                            (Dollars in thousands)


                                           June 30,
                                    2001             2000
    Assets
    Current assets:
    Cash and cash equivalents    $   23,565       $   68,460
    Accounts receivable, net        922,325          840,040
    Inventories                   1,008,864          974,196
    Prepaid expenses                 39,486           32,706
    Deferred income taxes            91,439           73,711
    Assets held for sale            110,683          164,000
    Total current assets          2,196,362        2,153,113
    Plant and equipment, net      1,548,688        1,340,915
    Other assets                  1,592,611        1,152,271
    Total assets                 $5,337,661       $4,646,299

    Liabilities and
     shareholders' equity
    Current liabilities:
    Notes payable                $  546,502       $  335,298
    Accounts payable                367,806          372,666
    Accrued liabilities             436,947          394,131
    Accrued domestic and
     foreign taxes                   61,874           84,208
    Total current liabilities     1,413,129        1,186,303
    Long-term debt                  857,078          701,762
    Pensions and other
     postretirement benefits        318,527          299,741
    Deferred income taxes           131,708           77,939
    Other liabilities                88,304           71,096
    Shareholders' equity          2,528,915        2,309,458
    Total liabilities and
     shareholders' equity        $5,337,661       $4,646,299

                     CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Dollars in thousands)

                                  Year Ended June 30,
                                  2001           2000
  Cash flows from operating
  activities:

    Net income                    $ 340,792   $ 368,232
    Depreciation and
     amortization                   264,527     206,408
    Net effect of
     extraordinary loss               3,378           -
    Net change in receivables,
     inventories, and trade
     payables                       (42,557)     (3,346)
    Net change in other assets
     and liabilities                (14,729)    (21,181)
    Other, net                      (19,246)    (12,073)
    Net cash provided by
     operating activities           532,165     538,040
    Cash flows from investing
     activities:
    Acquisitions (less cash
     acquired of $10,143 in
     2001 and $1,158 in 2000)      (583,254)   (351,011)
    Capital expenditures           (334,748)   (230,482)
    Other, net                       98,174       1,784
    Net cash used in investing
     activities                    (819,828)   (579,709)
    Cash flows from financing
     activities:
    Net proceeds from common
     share activity                  15,971       1,202
    Net proceeds from debt          308,087     154,621
    Dividends                       (79,921)    (74,963)
    Net cash provided by
     financing activities           244,137      80,860
    Effect of exchange rate
     changes on cash                 (1,369)     (4,008)
    Net (decrease) increase in
     cash and cash equivalents      (44,895)     35,183
    Cash and cash equivalents
     at beginning of period          68,460      33,277
    Cash and cash equivalents
     at end of period             $  23,565   $  68,460